Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 10, 2010 between IDQ Acquisition Corp., a Delaware corporation (the “Company”) and Gerard F. Rooney (the “Executive”).

WHEREAS, the parties wish to establish the terms of Executive’s future employment with the Company; and

WHEREAS, for purposes of this Agreement, the term “Company” shall include any of its current or future subsidiaries or affiliates and the Company may direct that one or more of such subsidiaries or affiliates fulfill the Company’s obligations under this Agreement, including, but not limited to, any applicable obligations under Section 3 or 4 hereof; provided, however, that any such direction by the Company shall not relieve the Company of its obligations under this Agreement, including under Sections 3 and 4 hereof.

Accordingly, the parties agree as follows:

1.                                      Employment, Duties and Acceptance.

1.1                               Employment by the Company. The Company shall employ the Executive to render exclusive and full-time services to the Company, effective as of the Closing Date (as such term is defined in the Stock Purchase Agreement, dated as of May    , 2010, by and among IDQ Holdings, Inc., a Delaware corporation, the Company, and certain other parties named therein (the “Purchase Agreement”)), such date is hereinafter referred to as the “Effective Date”. Notwithstanding the foregoing, in the event that the transactions contemplated by the Purchase Agreement are not consummated, this Agreement shall terminate and be of no force and effect. The Executive shall serve in the capacity of Chief Financial Officer of the Company (and any of its current or future subsidiaries or affiliates as may employ the Executive from time to time) and shall report directly to the Chief Executive Officer of the Company (or of the applicable current or future subsidiary or affiliate of the Company as may employ the Executive from time to time). The Executive shall perform such lawful duties related to the business of the Company as are imposed on the holder of that office by the By-laws of the Company, as in effect on such date, and such other lawful duties related to the business of the Company as are customarily performed by one holding such positions in the same or similar businesses or enterprises as those of the Company. The Executive shall perform such other lawful duties related to the business of the Company as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”), either directly or indirectly through its Chairman. The Executive shall devote all his full working-time and attention to the performance of such duties and to the performance of such duties; provided, however, that the Executive will be permitted to take part in civic and charitable endeavors so long as such activities do not materially interfere with his ability to perform his duties under this Agreement.

1.2                               Acceptance of Employment by the Executive. The Executive accepts such employment and shall render the services described above.

2.                                      Duration of Employment.

Subject to Section 4 of this Agreement, this Agreement and the employment relationship hereunder shall continue in effect for one (1) year from the Effective Date (the “Initial Term”), and the terms of this Agreement shall continue beyond the Initial Term in the following manner: the Initial Term shall be automatically extended by one (1) day to always be not less than one (1) year (the “Extended Term”); provided, however, that this extension shall cease upon the earlier of (i) the date of termination of employment or (ii) notice of termination of employment in the case of any termination under Section 4 hereof. The Initial Term and the Extended Term are sometimes referred to in this Agreement as the “Term.” In the event of the Executive’s termination of employment during the Term, the Company’s obligation to continue to pay all Base Salary (as defined below), as adjusted, Annual Bonus (as defined below) and other benefits then accrued shall terminate, except as may be provided for in Section 4 of this Agreement.

3.                                      Compensation by the Company.

3.1                               Base Salary. As compensation for all services rendered pursuant to this Agreement, the Company shall pay to the Executive an annual base salary of $286,000, payable in accordance with the payroll practices of the Company (“Base Salary”). The Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”), and may be increased in the sole discretion of the Committee (any increased amount thereupon being the Base Salary hereunder), but not decreased (subject, however, to the proviso of Section 4.2(b)).

3.2                               Bonuses. The Executive shall be eligible to receive from the Company an annual cash bonus that will be determined at the end of every year based on the Company’s performance during such elapsed year (the “Annual Bonus”), with the target amount of such bonus equal to 40% of Base Salary, subject, in any event, to the achievement of specified performance targets established in good faith by the Committee in consultation with the Executive. Subject to (i) compliance with bank covenants and (ii) except as provided in Section 4.2, the Executive’s continued employment for the period giving rise to the Annual Bonus, in accordance with the terms and conditions of the Company’s bonus plan, any Annual Bonus shall be paid as soon as reasonably practicable following the end of the applicable calendar year (but in no event later than March 15 of the year following the year in which the applicable performance targets have been achieved).

3.3                               Participation in Employee Benefit Plans. During the Term, the Executive shall be entitled, to the extent eligible, to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally, including, without limitation, any group life, hospitalization or disability insurance plan, health program, retirement plan or similar benefit plan of the Company. The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.

3.4                               Life Insurance. The Company shall continue to pay the premiums for the Executive’s life insurance policy with New York Life for the benefit of the Executive’s spouse. In addition, the Executive shall cooperate with the Company in the event that the Company desires to obtain a life insurance policy on behalf of the Executive.

3.5                               Car Reimbursement. The Company shall reimburse the Executive for reasonable work-related automobile expenses of up to $750 per month.

3.6                               Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year.

3.7                               Expense Reimbursement. During the Term, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by him in connection with his duties under this Agreement (“Business Expenses”), provided that such expenses are documented and reported in accordance with the Company’s expense reimbursement policies in effect from time to time.

4.                                      Termination.

4.1                               Termination for Cause. The Executive’s employment hereunder may be terminated by the Board for “Cause” at any time. For purposes of this Agreement, “Cause” shall mean with respect to the Executive, (a) repeated acts of insubordination, or the Executive’s continued failure to substantially perform the Executive’s duties, (b) failure to follow the lawful directions of the Board, of the Company, or of any subsidiary or affiliate by which the Executive is then employed, either directly or indirectly through its Chairman, (c) material, willful acts of dishonesty, theft, fraud or similar malfeasance resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its subsidiaries or affiliates, (d) conviction of a felony, (e) the commission by or indictment of the Executive of any crime or other activity involving dishonesty or moral turpitude, (f) the commission by or indictment of the Executive of any act of fraud, misappropriation or similar malfeasance, (g) a violation of any written policy of the Company or any of its subsidiaries or affiliates, including, but not limited to, the Company’s employment manuals, rules and regulations which materially and adversely affects the Company or could reasonably be expected to materially and adversely affect the Company, (h) conduct not conforming to standards of good moral character, or which is potentially detrimental to the Company’s business, reputation, character or standing, (i) the Executive engaging in any act that is intended, or may reasonably be expected to materially harm the reputation, business or operations of the Company or any member of its Board, or (j) any other material breach of this Agreement or any other material agreement with the Company that the Executive signs in his personal capacity, including, but not limited to, any non-competition and confidentiality agreement. Prior to a termination for “Cause,” the Executive shall be entitled to written notice from the Company and ten (10) business days to cure the deficiency leading to the Cause determination, if such deficiency is curable. Notwithstanding the foregoing and without limiting the foregoing in any way, for the avoidance of doubt, the Executive shall receive written notice and ten (10) business days to cure a deficiency under clauses (a), (b) or (j) hereof. If the Executive cures the deficiency for which he received notice, then such deficiency shall not constitute Cause for purposes of this Agreement.

Upon termination of employment for Cause during the Term, the Executive shall be entitled to receive (i) payments of Base Salary through the date of the Executive’s termination of employment for Cause, which payments shall be made in accordance with the Company’s normal payroll practices, (ii) an amount equal to the Executive’s accrued but unused vacation time as of the date of such termination calculated at his then-current Base Salary, and (iii) any incurred but unreimbursed Business Expenses through the date of such termination.

4.2                               Termination by the Company without Cause or by the Executive for Executive Good Reason.

(a)                                 The Company may, upon at least thirty (30) days’ prior written notice to the Executive, terminate the Executive’s employment at any time without Cause. The Executive may, upon at least five (5) days’ prior written notice to the Company, terminate his employment at any time for Executive Good Reason (as defined below). If, during the Term, (i) the Company terminates the Executive’s employment without Cause, or (ii) the Executive terminates his employment for Executive Good Reason, then in lieu of additional payments of Base Salary to the Executive for periods subsequent to the date of any such termination, the Company shall pay to the Executive the sum of (1) cash severance equal to the Base Salary that would otherwise be paid to the Executive for the remainder of the Term (not to exceed one year of Base Salary) had the Executive not otherwise terminated employment, which payments shall be made in accordance with the Company’s normal payroll practices and shall commence on the first payroll period to occur on or following the sixtieth (60th) day after the Executive’s date of termination, provided that the first such payment shall include all Base Salary payable to the Executive pursuant to this subclause (1) between the Executive’s date of termination and the first payroll date to occur on or following the sixtieth (60th) day after the Executive’s date of termination, (2) an amount equal to the Executive’s accrued but unused vacation time as of the date of such termination calculated at his then-current Base Salary, and (3) any incurred but unreimbursed Business Expenses through the date of such termination. In addition, the Executive shall be entitled to receive his pro-rated Annual Bonus (if any), which payment shall be calculated by multiplying the actual Annual Bonus payment (if any) that would otherwise be due to the Executive had the Executive not terminated employment by a fraction, the numerator of which is the number of days that the Executive was employed during the applicable performance period and the denominator of which is 365, such payment (if any) shall be made to the Executive on the date that such bonus is ordinarily paid by the Company; provided, that such payment shall not occur prior to the sixtieth (60th) day following the Executive’s termination of employment. The Executive shall also be entitled to reimbursement of his COBRA premiums for the 12-month period following the Executive’s date of termination. For the avoidance of doubt, the Executive shall not be entitled to the payments specified in this Section 4.2(a) if his employment is terminated by the Company as a result of the Executive’s death, Disability or for Company Good Reason.

(b)                                 For purposes of this Agreement, “Executive Good Reason” shall mean, without the prior written consent of the Executive (i) any reduction in Base Salary or any agreed upon benefit under this Agreement; provided that the Company may at any time or from time to time amend, modify, suspend or terminate any Base Salary, bonus, incentive compensation or other benefit plan or program provided to the Executive for any reason and without the Executive’s consent if such modification, suspension or termination is consistent with modifications, suspensions or terminations for other senior executive employees of the Company, and provided that any such modification, suspension or termination may reduce the

Executive’s Base Salary only if and only for so long as the Company is and remains in breach of one or more covenants of any credit agreements to which the Company is a party, (ii) a material reduction in the Executive’s responsibilities or duties (other than a change in the number or identity of persons reporting to the Executive) or the title of the Executive as Chief Financial Officer of the Company or (iii) the requirement by the Company or the Board that the Executive relocate his residence more than 35 miles from the Executive’s principal place of employment as of the date of this Agreement (provided that such relocation results in an increase in the Executive’s daily commute). Notwithstanding the foregoing, the Executive must provide written notice to the Company of the existence of any condition (or conditions) that the Executive believes constitutes Executive Good Reason within thirty (30) days of the initial existence of such condition (or conditions). Upon receipt by the Company of such notice, the Company will have ten (10) business days to remedy the condition (or conditions), if remediable. If the Company remedies the condition (or conditions) of which it received notice, then such condition (or conditions) shall not constitute Executive Good Reason for purposes of this Agreement.

4.3                               Termination by the Company for Company Good Reason. The Company may terminate the Executive’s employment at any time for Company Good Reason (as defined below). If, during the Term, the Executive’s employment is terminated by the Company for Company Good Reason, the Executive shall be entitled to receive (A) cash severance payments equal to six (6) months of Base Salary, which payments shall be made in accordance with the Company’s normal payroll practices and shall commence on the first payroll period to occur on or following the sixtieth (60th) day after the Executive’s date of termination, provided that the first such payment shall include all Base Salary payable to the Executive pursuant to this clause (A) between the Executive’s date of termination and the first payroll date to occur on or following the sixtieth (60th) day after the Executive’s date of termination, (B) reimbursement of his COBRA premiums for the 12-month period following the Executive’s date of termination, (C) an amount equal to the Executive’s accrued but unused vacation time as of the date of such termination calculated at his then-current Base Salary, and (D) any incurred but unreimbursed Business Expenses through the date of such termination. For purposes of this Agreement, “Company Good Reason” shall mean written notice by the Company to the Executive that the Company has failed to meet at least ninety percent (90%) of the budget over a consecutive 18-month period.

4.4                               Resignation by the Executive Without Executive Good Reason. The Executive may, upon at least forty-five (45) days’ prior written notice to the Company, terminate his employment hereunder without Executive Good Reason. Upon a voluntary termination without Executive Good Reason, the Executive shall be entitled to receive (a) continued payments of Base Salary through the date of such termination, which payments shall be made in accordance with the Company’s normal payroll practices; provided, however, that if the Company shall waive part or all of such forty-five (45) day notice period, the Executive shall only receive payments of Base Salary through the date of termination specified in such waiver, (b) an amount equal to the Executive’s accrued but unused vacation time as of the date of such termination calculated at his then-current Base Salary, and (c) any incurred but unreimbursed Business Expenses through the date of such termination.

4.5                               Disability During the Term. If the Executive becomes Disabled (as defined below) during the Term, the Company shall continue to pay the Executive his Base

Salary in accordance with the Company’s normal payroll practices for the duration of the Disability Period, subject to any termination for Disability as defined below. If the Executive becomes entitled to any Annual Bonus earned prior to the end of the Disability Period, the Company shall pay such Annual Bonus to the Executive at the time that such Annual Bonus is ordinarily paid by the Company. For purposes of this Agreement, “Disability” or “Disabled” shall mean that, as a result of the Executive’s incapacity due to physical or mental illness, the Executive is unable to perform the duties of his employment hereunder (as determined by the Board) for a continuous period of ninety (90) days or an aggregate period of one hundred and fifty (150) days during any consecutive three hundred and sixty five (365) day period (each such period being hereinafter referred to as a “Disability Period”). Only within thirty (30) days after a Disability Period may the Company may give notice to the Executive of its intent to terminate the Executive’s employment hereunder for Disability.

4.6                               Termination Upon Death or Disability. Upon termination of the Executive’s employment by reason of death or Disability during the Term, the Executive (or the Executive’s legal representatives, if applicable) shall be entitled to receive (a) continued payments of Base Salary through the date of the Executive’s termination of employment or death (as applicable), which payments shall be made in accordance with the Company’s normal payroll practices, (b) an amount equal to the Executive’s accrued but unused vacation time as of the date of such termination calculated at his then-current Base Salary, and (c) any incurred but unreimbursed Business Expenses through the date of such termination.

4.7                               Removal from any Boards and Positions. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign from any Board positions and any other position or positions he holds with the Company or any of its subsidiaries or affiliates, including, but not limited to, as an officer of the Company or any of its subsidiaries or affiliates.

4.8                               Release. Any payments set forth in Sections 4.2, 4.3 and 4.4 of this Agreement shall be conditioned upon the Executive’s execution and non-revocation of a release of claims in favor of the Company (in a form substantially similar to the form attached hereto as Exhibit A) within sixty (60) days following any termination of employment contemplated by Sections 4.2, 4.3 and 4.4.

5.                                      Restrictions and Obligations of the Executive.

5.1                               Confidentiality. (a) During the course of the Executive’s employment by the Company or any of its subsidiaries or affiliates (together referred to in this Section 5 as the “Company Group”), the Executive will have access to certain trade secrets and confidential information relating to the Company Group which is not readily available from sources outside the Company Group. The confidential and proprietary information and, in any material respect, trade secrets of the Company Group are among its most valuable assets, including but not limited to, its customer and vendor lists, database, engineering, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Company Group creates, develops, acquires or maintains its products and marketing plans, targets its potential customers and operates its retail and other businesses. The Company Group invested, and continues to invest, considerable amounts of time and money in its process, technology, know-how, obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Company Group. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Company Group. The Executive shall hold in a fiduciary capacity for the benefit of the Company Group all Confidential Information relating to the Company Group and its business, which shall have been obtained by the Executive during the Executive’s employment by the Company Group or any predecessor and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company Group or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Company Group or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b)                                 All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 5.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company Group, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company Group, and the Executive shall not remove any such items from the premises of the Company Group, except in furtherance of the Executive’s duties under any employment agreement.

(c)                                  It is understood that while employed by the Company Group the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company Group’s request and expense, the Executive win assist the Company Group during the period of the Executive’s employment by the Company Group and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)                                 As requested by the Company Group and at the Company Group’s expense, from time to time and upon the termination of the Executive’s employment with the Company Group for any reason, the Executive will promptly deliver to the Company Group all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company Group, the Executive will provide the Company Group with written confirmation that all such materials have been delivered to the Company Group as provided herein.

5.2                               Non-Solicitation or Hire. During the Term and for the thirty-six (36) month period following any termination of the Executive’s employment by the Company Group or by the Executive (the “Restricted Period”), the Executive shall not, (a) solicit, directly or indirectly, any party who is a customer or supplier of the Company or its subsidiaries, or who was a customer or supplier of the Company Group at any time during the twenty-four (24) month period immediately prior to the relevant date, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company Group and relating to the Business (provided that if the Executive intends to solicit any such party for any other purpose, he shall notify the Company of such intention) or (b) employ or solicit, directly or indirectly, for employment any person who is an employee of the Company Group at the time of termination or who was an employee of the Company Group at any time during the twelve (12) month period immediately prior to any such solicitation or employment.

5.3                               Non-Competition. During the Term and for the duration of the Restricted Period, the Executive shall not directly or indirectly, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company Group or successor of the Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly, engages or proposes to engage in (A) designing, engineering, manufacturing, selling or distributing (x) products for the diagnosis, repair, replacement or recharge of air conditioning units and complementary products or (y) any other product which the Company designs, engineers, manufactures, sells or distributes on or prior to the termination of the Executive’s employment, which product or line of products represents at least 15% of the Company’s revenues (the business described in clause (A) being the “Business”) or (B) in providing services that are similar to, may be used as substitutes for or are in competition with the Business, anywhere in the world in which the Company or any of its subsidiaries engages or proposes to engage in such Business. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded equity securities of any competing enterprise (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

5.4                               Reputation. The Executive agrees not to engage in any act that is intended, or may reasonably be expected to materially harm the reputation, business, prospects or operations of the Company, any member of its Board, Castle Harlan, Inc. or Castle Harlan, Partners V, L.P., in either case, unless as requited by law or an order of a court or governmental agency with jurisdiction, or unless such harm is the indirect and unintended consequence arising out of a proceeding in a judicial forum whereby the Executive seeks to enforce any rights he has related to or arising out of (a) this Agreement or (b) any other agreement between the Executive, on the one hand, and one or more of the above-described parties, on the other hand.

5.5                               Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company Group are the sole property of the Company Group (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company Group, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company Group, except in furtherance of his duties under this Agreement. When the Executive terminates his employment with the Company Group, or upon request of the Company Group at any time, the Executive shall promptly deliver to the Company Group all copies of Company Property in his possession or control.

5.6                               Work Product. The Executive agrees that all inventions, discoveries, systems, interfaces, protocols, concepts, formats, creations, developments, designs, programs, products, processes, investment strategies, materials, computer programs or software, data bases, improvements, or other properties related to the business of the Company Group, conceived, made or developed during the term of his employment with the Company Group, whether conceived by the Executive alone or working with others, and whether patentable or not (the “Work Product”), shall be owned by and belong exclusively to the Company Group. The Executive hereby assigns to the Company Group his entire rights to the Work Product and agrees to execute any documents and take any action reasonably requested by the Company Group (at the Company Group’s sole cost and expense) to protect the rights of the Company Group in any Work Product. The Executive acknowledges that any copyrightable subject matter created by the Executive within the scope of his employment, whether containing or involving Confidential Information or not, is deemed a work-made-for-hire under Chapter 17 of the United States Code, entitled “Copyrights,” as amended, and the Company Group shall be deemed the sole author and owner thereof for any purposes whatsoever. In the event of any unauthorized publication of any Confidential Information, the Company shall automatically own the copyright in such publication. Further, the Company shall automatically hold all patents and/or trademarks, if any, with respect to any Work Product.

6.                                      Other Provisions.

6.1                               Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing, as follows:

(a)	If the Company, to:

IDQ Acquisition Corp.
c/o Castle Harlan, Inc.
150 East 58th Street
New York, New York, 10155
	Facsimile:	(212) 207-8042
(212) 751-4454
	Attention:	Marcel Fournier
Howard Weiss

With a copy, which shall not constitute notice to the Company, to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York, 10036
	Facsimile:	(212) 735-2000
	Attention:	Regina Olshan, Esq.

(b)	If the Executive, to his home address set forth in the records of the Company, with a copy to:

Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226
	Facsimile:	(313) 465-7567
	Telephone:	(313) 465-7566
	Attention:	Samuel T. Stahl

6.2                               Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, including, without limitation, any and all of Executive’s employment agreements with IDQ Holdings, Inc., its subsidiaries, affiliates or predecessors in interest, with respect thereto.

6.3                               Representations and Warranties by Executive. The Executive represents and warrants to the Company that he is not a party to any restrictive covenant, legal restriction or other agreement, written or oral, and is not bound by the terms of any restrictive covenant, legal restriction or written or oral agreement to which he is not a party which inhibits, impairs, limits his ability to perform or prohibits him from performing his duties under this Agreement or from serving the Company in any other capacity. The Executive hereby indemnifies the Company and shall hold the Company harmless from and against any liability, loss, cost or expense, including reasonable attorneys’ fees and expenses, incurred by the Company by reason of the inaccuracy of the representations and warranties made by the Executive in this Section 6.3.

6.4          Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.5          Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of laws principles.

6.6          Assignability. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Agreement and its rights, together with its obligations, to any other entity which will substantially carry on the business of the Company; provided, however, that any such assignment by the Company shall not relieve the Company of its obligations under this Agreement.

6.7          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

6.8          Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

6.9          Remedies; Specific Performance. The parties hereto hereby acknowledge that the provisions of Section 5 are reasonable and necessary for the protection of the Company. In addition, the Executive further acknowledges that the Company may be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants.

6.10        Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 5 are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects.

6.11        Judicial Modification. If any court or arbitrator determines that any of the covenants in Section 5, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

6.12        Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company or any of its subsidiaries for purposes of this Agreement and no payments shall be due to the Executive under this Agreement which are payable as a result of the termination of the Executive’s employment until the Executive would be considered to have incurred a “separation. from service” from the Company or any of its subsidiaries within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” or that constitute payment under a qualifying “separation pay plan due to involuntary separation from service” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. With respect to expenses eligible for reimbursement or in-kind benefits, if any, provided under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (ii) any reimbursements of such expenses and the provision of any in-kind benefits shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following the Executive’s termination of employment (or upon your death, if earlier).

6.13        Tax Withholding. The Company or other payor is authorized to withhold, from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

6.14        Waiver of Jury Trial. Each party hereby waives its rights to a jury trial of any claim or cause of action arising out of or relating to this Agreement or the subject matter hereof. Each party also waives any bond or surety or security upon such bond which might, but for this waiver, be required of such party. The scope of this waiver is intended to be all-encompassing of any and all disputes that might be filed in any court and that may relate to the subject matter of this agreement, including all common law and ‘statutory claims. Each party further represents and warrants that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with such legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, modifications, supplements or restatements hereof. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Gerard F. Rooney
Gerard F. Rooney

IDQ Acquisition Corp.

By:	/s/ Marcel Fournier
	Name:	Marcel Fournier
	Title:	Director

EXHIBIT A

FORM OF RELEASE

FORM OF RELEASE AGREEMENT

This RELEASE (“Release”) dated as of              , 2010 between IDQ Acquisition Corp., a Delaware corporation (the “Company”), and Gerard Rooney (the “Employee”).

WHEREAS, the Company and the Employee previously entered into that certain Executive Employment Agreement dated as of May   , 2010, (the “Employment Agreement”);and

WHEREAS, the Employee’s employment with the Company has terminated effective                       , 20   ;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein and in the Employment Agreement, the receipt and adequacy of which are hereby acknowledged, the Company and the Employee agree as follows:

1.             Employee agrees to and does hereby waive any claims Employee may have for employment by the Company or any of its subsidiaries or affiliates and agrees not to seek such employment or reemployment by the Company or any of its subsidiaries or affiliates in the future. The Employee, on his/her own behalf and on behalf of his/her heirs, estate and beneficiaries, further does hereby release the Company and its subsidiaries, parent companies, and affiliates, and each of their respective past, present and future officers, directors, agents, employees, shareholders, investors, employee benefit plans (and their administrators or fiduciaries), insurers, successors, and assigns and others related to such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his/her employment with the Company, any act committed or omitted during the existence of such employment relationship, or arising out of the separation from the Company, the severance of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Employee or on his/her behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefits, any form of discrimination, wrongful termination, tort, emotional distress, pain and suffering, breach of contract, fraud, defamation, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment, and any rights or claims under; the Civil Rights Act of 1866, as amended; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended, the Civil Rights Act of 1964, Title VII, as amended; the Civil Rights Act of 1991, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the National Labor Relations Act; the Fair Labor Standards Act; the Older Workers Benefit Protection Act; and any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. The Employee acknowledges and agrees that even though claims and facts in addition to those now known or believed by him/her to exist may subsequently be discovered, it is his/her intention to fully settle and release all claims he/she may have against the Company and the persons and entities described above, whether known, unknown or suspected, Employee does not waive his/her right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation conducted by the EEOC; however,

Employee expressly waives his/her right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Employee’s behalf.

2.             The Company and the Employee acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to (a) release any claim which cannot be waived by applicable law; (b) impair any rights Employee has to indemnification pursuant to the Company’s bylaws, any policy of insurance maintained by the Company, any shareholder resolution or otherwise in accordance with law; or (c) release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates to the Employee and his/her eligible, participating dependents or beneficiaries under (i) the Employment Agreement or (ii) any existing group welfare (excluding severance), equity, or retirement plan of the Company in which the Employee and/or such dependents are participants.

3.             The Employee is hereby advised in writing to consult with a lawyer before signing this Release, The Employee acknowledges that before entering into this Release, he/she has had the opportunity to consult with any attorney or other advisor of the Employee’s choice. The Employee further acknowledges that by signing this Release, he/she does so of his/her own free will and act, that it is his/her intention to be legally bound by its terms, and that no promises or representations have been made to the Employee by any person to induce the Employee to enter into this Release other than the express terms set forth herein. The Employee further acknowledges that he/she has carefully read this Release and knows and understands its contents and its binding legal effect, including the waiver and release of claims set forth in Paragraph 1 above.

4.             The Employee acknowledges that he/she has received a copy of this Release and has been provided at least 21 days to review and consider it. In the event the Employee elects to sign this Release prior to this 21 day period, he/she agrees that it is a knowing and voluntary waiver of his/her right to wait the full 21 days. The Employee further understands that he/she has seven (7) days after the signing hereof to revoke this Release by so notifying the Company (IDQ Acquisition Corp., c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York, 10155, Attention: Marcel Fournier, Howard Weiss) in writing, such notice to be received by the Company within the seven (7) day period. This Release shall not become effective or enforceable, and no payments under the Employment Agreement or otherwise shall be made, until this seven (7) day revocation period expires without the Employee having revoked this Release. This Release will be final and binding after the expiration of the revocation period outlined in this Paragraph 4.

5.             Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

6.             In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.

7.             This Release shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to its choice of law rules.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

IDQ Acquisition Corp.

By:
Name:
Title:

Gerard Rooney

IDQ Acquisition Corp. (the “Company”)

Management Equity Term Sheet

NAME (THE “EXECUTIVE”):	Gerard F. Rooney

POSITION:	Chief Financial Officer

CO-INVESTMBNT

Executive shall invest $250,000 to purchase preferred and common Shares of the Company (the “Co-Invest Shares”) on the same basis as Castle Harlan. Executive may borrow money from the Company for purposes of the co-investment on the terms and conditions set forth below.

EQUITY INTEREST	At closing, the Executive shall purchase 1.3875% of outstanding
MANAGEMENT EQUITY PLAN:

Common Shares of the Company, at a purchase price equal to the fair market value of such Common Shares as of the date of purchase, under the Management Equity Plan, subject to time-based and performance-based vesting described below (collectively, the “Restricted Shares”).(1)

Time-Based Vesting:
33.3% of the Restricted Shares shall vest in equal monthly installments (i.e., 2.083% of the time-based Restricted Shares will vest each month) over the four-year period following the closing.

IRR Performance-Based Vesting:

33.3% of the Restricted Shares shall be subject to performance-based vesting, based on the calendar year IRR targets listed below. IRR calculations shall be measured at the end of each of the calendar years indicated below (each, a ‘‘Measurement Year”) as follows:

12/31/2010: 30.0%
12/31/2011: 30.0%
12/31/2012: 30.0%
12/31/2013: 27.5%
Restricted Shares vest to the extent that IRR meets the required threshold (testing one share at a time).

Multiple of Investment-Performance Based Vesting:
33% of the Restricted Shares shall vest based on attainment of applicable target investment multiple, measured at the end of each Measurement Year, as follows:
12/31/2010: 1.50x
12/31/2011: 2.00x
12/31/2012: 2.25x
12/31/2013: 2.50x

(1)     The Executive shall make a Section 83(b) election on the date of purchase.

Restricted Shares vest to the extent that MOI meets the required threshold (testing one share at a time).

Change in Control(2):

In the event of a Change in Control prior to the end of the applicable performance period, any unvested performance-based Restricted Shares shall be measured against the applicable performance metrics on the date of the Change in Control.

TERMINATION FOR CAUSE:	The Company may call, at the lower of cost or fair market value, any vested or unvested Restricted Shares and any Co-Invest Shares.

TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR EXECUTIVE GOOD REASON:	The Company may call vested Restricted Shares at fair market value, and unvested Restricted Shares at cost. The Company may call any Co-Invest Shares at fair market value.

TERMINATION BY THE COMPANY FOR COMPANY GOOD REASON:

The Company may call vested Restricted Shares at fair market value and unvested Restricted Shares at the lower of cost or fair market value. The Company may call any Co-Invest Shares at fair market value.

RESIGNATION BY THE EXECUTIVE (OTHER THAN FOR EXECUTIVE GOOD REASON)	The Company may call vested Restricted Shares at cost and unvested Restricted Shares at the lower of cost or fair market value. The Company may call any Co-Invest Shares at fair market value.

TERMINATION DUE TO DEATH OR DISABILITY:	The Company may call vested Restricted Shares at fair market value and unvested Restricted Shares at cost. The Company may call any Co-Invest Shares at fair market value.

CHANGE IN CONTROL:	Any unvested performance-based Restricted Shares shall he measured against the applicable performance metrics on the date of the Change in Control.

The Executive shall be entitled to any vested Restricted Shares (including those Restricted Shares earned as of the Change in Control).

The Company shall call, at cost, any unvested Restricted Shares. The Company shall call any Co-Invest Shares at fair market value.

DEFINITIONS:	The terms “Cause,” “Executive Good Reason,” “Company Good Reason” and “Disability” are defined in the Executive’s employment agreement.

(2)     As defined in the Management Equity Plan.

Management Co-Investment Loans

Summary of Terms and Conditions

PRINCIPAL AMOUNT	[$ ] TO BE DETERMINED

PROCEEDS	Proceeds will be used to purchase preferred and common Shares of the Company (both as a coinvestment and shares under the Management Equity Plan).

MATURITY	Fixed term of 7 years, subject to extension by the board of directors of the Company.

ACCELERATION OF MATURITY	The loan shall become payable immediately upon the occurrence of a Change in Control.

RECOURSE	100% of the loan shall be recourse as to the borrower.

INTEREST RATE	Applicable Federal Rate, compounded annually (currently 2.87%)

REPAYMENT OF INTEREST	Interest accrued on the loan shall be paid on an annual basis. The borrower may use the after-tax proceeds of any cash bonus paid by the Company to satisfy such obligation.

EXECUTIVE

/s/ Gerard F. Rooney		5/11/10
Gerard F. Rooney

IDQ ACQUISITION CORP

By:	/s/ Marcel Fournier
	Name:	Marcel Fournier
	Title:	Director